EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 IMC GLOBAL INC.
                      (as amended through October 21, 1994)


                                  ARTICLE FIRST

      The name of the corporation is IMC Global Inc.

                                 ARTICLE SECOND

      The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                  ARTICLE THIRD

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware either alone or with others through wholly or partially owned subsidiaries, as a partner (limited or general) in any partnership, as a joint venturer in any joint venture, or otherwise.

                                 ARTICLE FOURTH

      The aggregate number of shares which the Corporation shall have authority to issue is 62,000,000 divided into 12,000,000 shares of Series Preferred Stock, $1.00 par value per share (hereafter called "Series Preferred Stock"), and 50,000,000 shares of Common Stock, $1.00 par value per share (hereafter called "Common Stock"). All of such shares shall be issued as fully-paid and non-assessable shares, and the holders thereof shall not be liable for any further payments in respect thereto.

      The designations, powers, preferences and rights of the shares of each class and the qualifications, limitations or restrictions thereof shall be a follows:

                           (a) SERIES PREFERRED STOCK

      The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this ARTICLE FOURTH, to provide for the issuance of the shares of the Series Preferred Stock in series, and by filing a certificate pursuant to the Delaware General Corporation Law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Shares of any series of Series Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise, shall return to the status of authorized but unissued Series Preferred Stock unless otherwise provided in the resolution or resolutions of the Board of Directors. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors. In each case the number of shares of any such series of Series Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued Series Preferred Stock, undesignated as to series.

                                (b) COMMON STOCK

      1. Dividends. Subject to the rights of each series of the Series Preferred Stock, dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends.

      2. Voting Rights. Except as otherwise expressly provided with respect to any series of the Series Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share thereof held.

      3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Series Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which the holders of the Series Preferred Stock of each series shall be entitled shall have been deposited with a bank or trust company having its principal office in the Borough of Manhattan, The City of New York, and having capital, surplus and undivided profits of at least Twenty-Five Million Dollars ($25,000,000) as a trust fund for the benefit of the holders of such Series Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of such Series Preferred Stock.

                             (c) GENERAL PROVISIONS

      A consolidation or merger of the Corporation with or into another Corporation or Corporations or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article.

      No holder of Common Stock or Series Preferred Stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration, or by way of dividend.

               (d) JUNIOR PARTICIPATING PREFERRED STOCK, SERIES C:

      SECTION 1. Designation and Amount. The shares of this series shall be designated as "Junior Participating Preferred Stock, Series C" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 3,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.

      SECTION 2.  Dividends and Distributions.

        (A) Subject to the rights of the holders of any shares of any series of Preferred Stock or any other stock) ranking prior and superior to the Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the thirtieth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (B) The Corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

        (C) Dividends due pursuant to paragraph (A) of this Section shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

      SECTION 3. Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:

        (A) Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately alter such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        (B) Except as otherwise provided in the Restated Certificate of Incorporation of the Company, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

        (C) Except as set forth herein, or as otherwise provided by law, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      SECTION 4.  Certain Restrictions.

        (A) Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C
      Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

           (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

         (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series C Preferred Stock.

        (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

      SECTION 5. Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation of the Company, including any Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

      SECTION 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      SECTION 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series C Preferred Stock shall at the same time be similarly exchanged or changed into K amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchange. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      SECTION 8. Amendment. The Restated Certificate of InCorporation of the Corporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series C Preferred Stock so a to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting together as a single class.

                                  ARTICLE FIFTH

      The business and affairs of the Corporation shall be managed by the Board of Directors, and the directors need not be elected by ballot unless required by the By-Laws of the Corporation.

                                  ARTICLE SIXTH

      Action shall be taken by stockholders of the Corporation only at annual or special meetings of stockholders, and stockholders may not act by written consent. Special meetings of the Corporation may be called only as provided in the By-Laws.

                                 ARTICLE SEVENTH

      The following provisions are inserted for the regulation and conduct of the affairs of the Corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:

        (a) The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

        (b) Subject to the provisions of the By-Laws, meetings of the stockholders and directors of the Corporation for all purposes may be held at any place within the State of Delaware and, unless otherwise provided by law, at any place without such State.

        (c) All corporate powers, including the sale, mortgage, hypothecation and pledge of the whole or any part of the corporate property, shall be exercised by the Board of Directors, except as otherwise expressly provided by law.

        (d) The Corporation may have one or more offices within or without the State of Delaware and may keep the books of the Corporation, subject to the provisions of the laws of the State of Delaware, at such place or places within or without the State of Delaware as the Board of Directors shall from time to time determine.

        (e) The Board of Directors shall from time to time decide whether and to what extent and at what times and under what conditions and requirements the accounts and books of the Corporation, or any of them, except the stock book, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any books or documents of the Corporation except as conferred by the laws of the State of Delaware or as authorized by the Board of Directors.

        (f) The Board of Directors shall have power from time to time to fix and to determine and vary the amount of the working capital of the Corporation, and to direct and determine the use and disposition of any surplus or net profits over and above the capital stock paid in; and in its discretion the Board of Directors may use and apply any such surplus or accumulated profits in purchasing or acquiring bonds or other obligations of the Corporation, to such extent and in such manner and upon such terms as the Board of Directors shall deem expedient.

        (g) Directors elected by holders of stock of the Corporation entitled to vote generally in the election of directors may be removed at any time by a majority vote of such stockholders, provided that such removal may only be for cause. Directors elected by any class of stock, voting separately as a class, may be removed only by a majority vote of such class, voting separately as a class, so long as the voting power of such class shall continue, provided such removal may only be for cause.

                                 ARTICLE EIGHTH

      The Corporation shall indemnify each officer and director of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Corporation's By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the Corporation's ByLaws from time to time to give full effect hereto, notwithstanding possible self-interest of the Directors in the action being taken. The modification or repeal of this ARTICLE EIGHTH shall not adversely affect the right to indemnification of any officer or director hereunder with respect to any act or omission occurring prior to such modification or repeal.

                                  ARTICLE NINTH

        (a) The number of directors of the Corporation, exclusive of directors, if any, to be elected by the holders of one or more series of Series Preferred Stock shall be not less than three nor more than twelve. Subject to such limitation, such number may be fixed by the By-Laws, or by action of the stockholders or of the Board of Directors under the specific provisions of a By-Law adopted by the stockholders. The directors of the Corporation shall be divided into three classes, a nearly equal in number as practicable. The term of office of the first class shall expire at the first annual meeting of stockholders succeeding the initial classification of directors, the term of office of the second class shall expire at the second annual meeting succeeding such classification and the term of office of the third class shall expire at the third annual meeting succeeding such classification. At each annual meeting, directors to replace those whose terms of office expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting or until his successor shall be elected and qualify, or until his earlier death, resignation or removal. If the number of directors is changed, the number of directorships shall be apportioned among the classes as to make each class as nearly equal in size as practicable.

        (b) Any vacancies on the Board of Directors occurring for any reason, or any newly created directorships resulting from any increase in the number of directors, shall be filled by the Board of Directors, the appointee to any such vacancy to serve for the unexpired portion of the term of the director whose leaving the Board created the vacancy, and the appointee to any newly created directorship to be assigned by the Board to such class of the Board so as to make the classes as nearly equal in size as practicable.

                                  ARTICLE TENTH

        (a) The affirmative vote of the holders of not less than a majority of the Voting Stock (as hereinafter defined) of the Corporation shall be required before the Corporation may purchase any outstanding shares of Common Stock of the Corporation at a price known by the Corporation to be above Market Price (as hereinafter defined) from a person known by the Corporation to be a Selling Stockholder (a hereinafter defined), unless the purchase is made by the Corporation on the same terms and as a result of a duly authorized offer to purchase any and all of the outstanding shares of Common Stock of the Corporation.

        (b)  For purposes of this ARTICLE TENTH:

             (1) The term "Voting Stock" shall mean the outstanding shares of stock of the Corporation entitled to vote in elections of directors of the Corporation considered as one class.

             (2) The majority vote required by Section (a), when applicable, shall be in addition to any lesser vote or no vote required or permitted by law or this Certificate of Incorporation exclusive of this ARTICLE TENTH and the shares of the Selling Stockholder shall, for this purpose, be counted as having abstained regardless of how they have been voted.

             (3) The term "Market Price" shall mean the highest closing sale price, during the 30-day period immediately preceding the date in question, of a share of the Common Stock of the Corporation on the Composite Tape for New York Stock Exchange Issues, or, if such stock is not quoted on the Composite Tape or is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock.

             (4) The term "Selling Stockholder" shall mean and include any person who or which is the beneficial owner of in the aggregate more than three percent of the outstanding shares of Common Stock of the Corporation and who or which ha purchased or agreed to purchase any of such shares within the most recent two-year period (other than any stockholder who owned in excess of 50% of the voting power of the capital stock of the Corporation on the date of the filing of this Amended and Restated Certificate of InCorporation).

             (5) A "person" shall mean any individual, firm, partnership, Corporation or other entity.

             (6) A person shall be the "beneficial owner" of any shares of Common Stock of the Corporation:

                (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

               (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such tight is conditional or exercisable immediately or only alter the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

              (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing thereof.

             (7) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Act of 1934, as in effect on July 1, 1984.

             (8) For the purposes of determining whether a person is a Selling Stockholder, the number of shares of Common Stock deemed to be outstanding and the number of shares beneficially owned by the person shall include shares respectively deemed owned through application of paragraph (6) of this Section (b) but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, or shares of the Selling Stockholder whose acquisition of more than three percent of the outstanding shares of Common Stock of the Corporation within the most recent two-year period results from other than a purchase or agreement to purchase or vote shares of the Corporation.

             (9) Nothing contained in this ARTICLE TENTH shall be construed to relieve any Selling Stockholders from any fiduciary obligation imposed by law.

             (10) The Board of Directors of the Corporation shall have the power to determine the application of or compliance with this ARTICLE TENTH, including, without limitation, (1) whether a person is a Selling Stockholder; (2) whether a person is an Affiliate or Associate of another; (3) whether Section (a) is or has become applicable in respect of a proposed transaction; (4) what is the Market Price and whether a price is above Market Price; and (5) when or whether a purchase or agreement to purchase any share or shares of Common Stock of the Corporation has occurred and when or whether a person has become a beneficial owner of any share or shares of Common Stock of the Corporation. Any decision or action taken by the Board of Directors arising out of or in connection with the construction, interpretation and effect of this ARTICLE TENTH shall lie within their absolute discretion and shall be conclusive and binding except in circumstances involving band faith.

                                ARTICLE ELEVENTH

      SECTION 1.  Vote Required for Certain Business Combinations.

        (a) Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this ARTICLE ELEVENTH, any transaction or contract which involves or includes:

           (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other Corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $50 million or more; or

         (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Aff iliate of any Interested Stockholder in exchange for cash, securities (to the extent the acquisition thereof does not come within the requirements of ARTICLE TENTH) or other property (or a combination thereof) having an aggregate Fair Market Value of $50 million or more; or

          (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested
        Stockholder; or

           (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder:

      shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or this Certificate of InCorporation exclusive of this ARTICLE ELEVENTH.

        (b) Definition of "Business Combination". The term "Business Combination" used in this ARTICLE ELEVENTH shall mean any transaction or contract which is referred to in any one or more of clauses (i) through (v) of paragraph (a) of this Section 1.

      SECTION 2.  When Higher Vote is Not Required.  The provisions of
   Section 1 of this ARTICLE ELEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (a) or (b) are met:

        (a) Approval by Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

        (b) Price and Procedure Requirements. All of the following conditions shall have been met:

           (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                  (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                  (b) the Fair Market Value per share of Common Stock on the
             Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this ARTICLE ELEVENTH as the "Determination Date"), whichever is higher.

          (ii) The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the higher of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                  (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                  (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                  (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

         (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraph (b)(i) and (b)(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

          (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
        Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation;
        (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reelect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reelect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock or securities convertible into Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

           (v) Alter such Interested Stockholder has become a Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

          (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the

        Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

      SECTION 3.  Certain Definitions.  For the purpose of this ARTICLE
   ELEVENTH:

        A. "Person" shall mean any individual, firm, Corporation or other entity.

        B. "Interested Stockholder" shall mean any person (other than (i) the Corporation, (ii) any Subsidiary or (iii) any stockholder who on the date of the filing of this Amended and Restated Certificate of Incorporation is then the beneficial owner, directly or indirectly, of 50% or more of the voting power of the outstanding Voting Stock) who or which:

      (i) is the beneficial owner, directly or indirectly, of 20% or more of the voting power of the outstanding Voting Stock; or

     (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

    (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

        C.  A person shall be a "beneficial owner" of any Voting Stock:

      (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

     (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only alter the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

    (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

        D. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on July 1, 1984.

        F. "Subsidiary" means any Corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a Corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

        G. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange issues, or, if such stock is not quoted on the Composite Tape, or the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Disinterested Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors.

        H. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (b)(i) and (ii) of Section 2 of this ARTICLE ELEVENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

        I.  "Equity Security" shall have the meaning ascribed to such term in
   Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on July 1, 1984.

        J. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

      SECTION 4. Powers of the Board of Directors. The Board of Directors shall have the power to interpret all of the terms and provisions of this ARTICLE ELEVENTH, including, without limitation, and on the basis of information known to the Board of Directors after reasonable inquiry (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $50 million or more.

      SECTION 5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this ARTICLE ELEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

      SECTION 6. Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws or otherwise) the affirmative vote or consent of the holders of 80% or more of the outstanding Voting Stock voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this ARTICLE ELEVENTH or any provision hereof.

                                 ARTICLE TWELFTH

      To the fullest extent permitted by the Delaware General Corporation
   Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The modification or repeal of this ARTICLE TWELFTH shall not affect the restriction hereunder of a director's personal liability for any breach, act or omission occurring prior to such modification or repeal.